Exhibit 99.1

Perception Capital Corp. III received written notice from Nasdaq related to delayed filing of quarterly report on Form 10-Q

Minneapolis, MN – August 28, 2024 -Perception Capital Corp. III (Nasdaq: PFTA) (the “Company”), a special purpose acquisition company, today announced that it received written notice from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) on August 26, 2024 (the “Notice”) indicating that the Company is delinquent in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2024 (the “Form 10-Q”), which may serve as an additional basis for the delisting of the Company’s securities from Nasdaq. As a result, the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the U.S. Securities and Exchange Commission (the “SEC”). The Company previously filed a Form 12b-25 with the SEC on August 15, 2024, disclosing that it was unable to file the Form 10-Q within the prescribed time period without unreasonable effort or expense. Under Nasdaq rules, a company that receives a delist determination for delinquency, can request an appeal to a Nasdaq Hearings Panel (the “Hearings Panel”). A request for a hearing regarding a delinquent filing will stay the suspension of the Company’s securities for a period of 15 days from the date of the request. Since the Company is already before a Hearings Panel for its failure to achieve a business combination in 36 months, the Notice provided that the Company has until September 3, 2024 to request a stay of the suspension, pending a Hearing Panels decision.

On August 28, 2024, the Company filed the Form 10-Q with the SEC, therefore, curing the deficiency outlined in the Notice.

About Perception Capital Corp. III

Perception Capital Corp. III is a special purpose acquisition company affiliated with Perception Capital Partners IIIA LLC, a private and public equity investor.

Contact

Perception Capital Corp. III

Rick Gaenzle

Chief Executive Officer

investors@perceptioncapitalpartners.com